Exhibit 2

AGREEMENT OF MERGER

OF

AZTEC ENERGY CORPORATION, A UTAH CORPORATION

AND

BLAZE ENERGY CORP., A DELAWARE CORPORATION

THIS AGREEMENT OF MERGER (the "Agreement") dated as of May 16, 2007 (the "Effective Date"), is made and entered into by and between Aztec Energy Corporation, a Utah corporation ("Aztec Utah"), and Blaze Energy Corp., a Delaware corporation ("Blaze Delaware"), which corporations are sometimes referred to herein as the "Constituent Corporations."

W I T N E S S E T H:

WHEREAS, Aztec Utah is a corporation organized and existing under the laws of the State of Utah and has an authorized capital of 60,000,000 shares of capital stock, of which 50,000,000 shares are common stock, $0.01 par value per share (the "Aztec Utah Common Stock"), of which 17,711,519 shares of Aztec Utah Common Stock are issued and outstanding, and 10,000,000 shares are Preferred Stock, $0.01 par value per share (the "Aztec Utah Preferred Stock"), of which no shares of Aztec Utah Preferred Stock are issued and outstanding; and

WHEREAS, Blaze Delaware is a corporation organized and existing under the laws of the State of Delaware and has an authorized capital of 60,000,000 shares of capital stock, of which 50,000,000 shares are common stock, $0.01 par value per share (the "Blaze Delaware Common Stock"), of which no shares of Blaze Delaware Common Stock are issued and outstanding, and 10,000,000 shares are Preferred Stock, $0.01 par value per share (the "Blaze Delaware Preferred Stock"), of which no shares of Blaze Delaware Preferred Stock are issued and outstanding; and

WHEREAS, the respective Boards of Directors of Aztec Utah and Blaze Delaware have determined that it is in the best interests of Aztec Utah and Blaze Delaware, and their respective shareholders, that Aztec Utah merge with and into Blaze Delaware (the "Merger"); and

WHEREAS, the respective Boards of Directors and shareholders of the Constituent Corporations have approved this Agreement and the Merger; and

WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Aztec Utah shall be merged into Blaze Delaware upon the terms and conditions set forth.

ARTICLE I

MERGER

1.1

MERGER. On the Effective Date of the Merger as provided herein, Aztec Utah shall be merged into Blaze Delaware, the separate existence of Aztec Utah shall cease, and Blaze Delaware (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of Blaze Delaware, Inc., by virtue of, and shall be governed by, the laws of the State of Delaware.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 ARTICLES OF INCORPORATION. The name of the Surviving Corporation shall be "Blaze Energy Corp."  The Articles of Incorporation of the Surviving Corporation as in effect on the date hereof shall be the Articles of Incorporation of Blaze Delaware (the "Articles of Incorporation") without change unless and until amended in accordance with applicable law.

2.2 BYLAWS. The Bylaws of the Surviving Corporation as in effect on the date hereof shall be the Bylaws of Blaze Delaware (the "Bylaws") without change unless and until amended in accordance with applicable law.

2.3 OFFICERS AND DIRECTORS. Upon the Effective Date, the officers of Blaze Delaware shall be the officers of the Surviving Corporation, and the members of the Board of Directors of Blaze Delaware shall be the current members of the Board of Directors of the Surviving Corporation. Such persons shall hold office in accordance with the Bylaws until their respective successors shall have been appointed or elected.

If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Bylaws.

ARTICLE III

EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

3.1 CONVERSION OF SHARES.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Aztec Utah Common Stock or any shares of Blaze Delaware Common Stock:

(a) each share of Blaze Delaware Common Stock owned by Aztec Utah immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(b) each share of common stock of Aztec Utah outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation (the "Surviving Corporation Shares").

ARTICLE IV

GENERAL

4.1 FURTHER ASSURANCES. Each of Aztec Utah and Blaze Delaware agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of Aztec Utah and Blaze Delaware and otherwise to carry out the intent and purposes of this Agreement.

4.2 AMENDMENT. The Boards of Directors of Aztec Utah and Blaze Delaware may amend this Agreement at any time prior to the Effective Date.

4.3 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of Aztec Utah and Blaze Delaware. In the event this Agreement is terminated, it shall become wholly void and of no effect and no liability on the part of either Constituent Corporation, its Board of Directors or shareholders shall arise by virtue of such termination.

4.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

4.5 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

4.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized and appointed Officers, all as of the day and year first above written.

BLAZE ENERGY CORP. ("Blaze Delaware")

a Delaware corporation

/s/ Sherman Hawkes

Sherman Hawkes, as Chairman, President,

Secretary and Sole Director

AZTEC ENERGY CORPORATION ("Aztec Utah")

a Utah corporation

/s/ Sherman Hawkes

Sherman Hawkes, as Chairman, President,

Secretary and Sole Director

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